                                               Airgas, Inc.
                                               259 N. Radnor-Chester Road
                                               Suite 100
                                               Radnor, PA  19087-5283
                                               www.airgas.com
AIRGAS LOGO            News Release
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Exhibit 99:

Investor Contact:                                        Media Contact:
----------------                                         -------------
Melissa Nigro (610) 902-6206                  James Ely (610) 902-6010
melissa.nigro@airgas.com                            jim.ely@airgas.com


For release:  IMMEDIATELY

        AIRGAS REPORTS 13% EPS GROWTH FOR FISCAL THIRD QUARTER

                      Exceeds EPS Consensus


RADNOR, PA - January 24, 2002 -- Airgas, Inc., (NYSE: ARG) today reported increased earnings for its third quarter ended December 31, 2001. Net earnings were $11.8 million or $0.17 per diluted share compared to $9.9 million or $0.15 per diluted share in the same period a year ago, on a pro forma basis. Net earnings for the nine months ended December 31, 2001, excluding the cumulative effect of a change in accounting principle, were $39.8 million or $0.57 per diluted share versus $37.2 million or $0.56 per diluted share in the prior year period, on a pro forma basis. Pro forma results reflect prior year periods adjusted to exclude goodwill amortization. Free cash flow per diluted share for the nine-month period increased 55% to $0.82 from $0.53 in the prior year, contributing $55 million to debt reduction.

The reported net earnings per diluted share for the quarter ended December 31, 2000 were $0.10 versus pro forma results of $0.15 stated above. Reported results for the nine-month period ended December 31, 2001 reflect a non-cash charge of $0.85 per diluted share resulting from a cumulative effect of a change in accounting principle. The reported results per diluted share for the nine-month periods ended December 31, 2001 and 2000 were a net loss of $0.28 and net earnings of $0.40, respectively.

While fiscal third quarter sales of $392 million were down slightly compared to last year, total same-store sales increased 0.3% compared to the same quarter a year ago. Same-store sales in the Distribution segment were down slightly overall, but up 1% excluding tools, reflecting an increase of 9% for gases and rent and an 8% decline in hardgoods. Same-store sales for the Gas Operations segment increased
7%.   For the nine-month period, sales increased slightly to $1.22 billion from $1.21 billion last year. Year-to-date capital spending was $41 million versus $48 million last year.

"By achieving 13% earnings per share growth in a very difficult economic environment, we are delivering on our commitment to increase the earnings power of our business," commented Airgas Chairman and Chief Executive Officer Peter McCausland. "We are growing market share and managing our costs. We also are delivering on our commitment to reduce total debt through the continued growth in free cash flow."

McCausland added, "The Airgas team remained focused on our key strategic initiatives, like increasing market penetration, improving supply chain efficiencies and implementing improved business processes. As a result, Airgas is well positioned for growth, especially when the economy begins to strengthen."

On January 3, 2002, Airgas announced it had reached an agreement with Air Products and Chemicals, Inc. to purchase the majority of Air Products' U.S. packaged gas business excluding its electronic gases and magnetic resonance imaging related helium operations. Closing is expected to follow regulatory approvals.

The Company will conduct an earnings teleconference on Friday, January 25, 2002, beginning at 8:30 a.m. Eastern Time. Access the teleconference in a listen-only mode by calling 212-547-0138 and entering passcode "Earth". Slides to be presented during the Company's teleconference, information about how to access a live webcast of the teleconference, and replay instructions are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time.

Free cash flow is defined as net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes, minus capital spending, plus/minus the change in working capital, excluding the impact of the accounts receivable securitization.

ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of 700 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telemarketing channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

                    FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: increased earnings power, free cash flow, debt reduction; growth of market share; management of costs; the Company's focus on its key strategic initiatives to position the Company for growth, especially when the economy strengthens; and, the expected closing of the purchase of the majority of Air Products' U.S. packaged gas business following applicable regulatory approvals. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of the Company's strategic initiatives in growing sales and market share and establishing the Company as the low-cost supplier; increased cost pressures and the inability to control costs; the inability to consummate the transaction with Air Products; an economic downturn (including adverse changes in the specific markets for our products); increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; adverse changes in general economic conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2001 and Forms 10-Q dated June 30, 2001 and September 30, 2001 filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.
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
                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                          Three Months Ended         Nine Months Ended
                                             December 31,               December 31,
                                          2001       2000 (a)       2001         2000 (a)
                                                 (*Pro forma)                (*Pro forma)
                                          -------------------     -----------------------
Net sales:
     Distribution                         $357,769   $359,721     $1,108,428   $1,105,519
     Gas Operations                         34,664     35,249        111,662      108,546
                                           -------    -------      ---------    ---------
          Total net sales                  392,433    394,970      1,220,090    1,214,065
                                           -------    -------      ---------    ---------
Costs and expenses:
     Cost of products sold (excl. deprec.)
        Distribution                       181,824    190,319        574,577      591,718
        Gas Operations                      11,966     12,458         39,496       39,342
     Selling, distribution and
      administrative expenses              149,529    145,112        453,483      426,780
     Depreciation                           16,051     15,686         47,497       48,000
     Amortization                            1,869      1,505          6,220        7,062
                                           -------    -------      ---------    ---------
           Total costs and expenses        361,239    365,080      1,121,273    1,112,902
                                           -------    -------      ---------    ---------
Operating income:
     Distribution                           25,711     25,148         80,069       83,988
     Gas Operations                          5,483      4,742         18,748       17,175
                                           -------    -------      ---------    ---------
          Total operating income            31,194     29,890         98,817      101,163

Interest expense, net                      (12,448)   (15,597)       (35,211)     (47,668)
Discount on securitization of
 trade receivables                          (1,063)      (137)        (4,047)        (137)
Other income, net (b)                        1,971        352          1,793          809
Equity in earnings of unconsolidated
 affiliates                                    645        881          2,875        3,584
                                           -------    -------      ---------    ---------
  Earnings before income taxes and the
   cumulative effect of a change in
   accounting principle                     20,299     15,389         64,227       57,751

Income tax expense                           8,454      5,463         24,378       20,502
                                           -------    -------      ---------    ---------
  Earnings before the cumulative effect
   of a change in accounting principle      11,845      9,926         39,849       37,249

Cumulative effect of a change in
 accounting principle (c)                        -          -        (59,000)           -
                                           -------    -------      ---------    ---------
Net earnings (loss)                       $ 11,845   $  9,926      $ (19,151)   $  37,249
                                           =======    =======      =========    =========
Per share data:
  Basic earnings (loss) per share         $    .17   $    .15      $    (.28)   $     .57
  Diluted earnings (loss) per share       $    .17   $    .15      $    (.28)   $     .56

Net earnings (excluding the cumulative
 effect of a change in accounting
 principle) (d)                           $ 11,845   $  9,926      $  39,849    $  37,249
                                           =======    =======      =========    =========

Per share data (excluding the cumulative
 effect of a change in accounting
 principle) (d):
  Basic earnings per share                $    .17   $    .15      $     .59    $     .57
  Diluted earnings per share              $    .17   $    .15      $     .57    $     .56

Weighted average shares outstanding:
  Basic                                     68,300     66,500         67,900       65,700
  Diluted                                   70,300     67,200         69,400       67,000

* Pro forma amounts reflect prior year periods adjusted to exclude goodwill amortization of
  $4 million and $12 million for the three and nine months ended December 31, 2000, respectively.
  See note (a) for further description.
See attached notes.

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
                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)

                                                 (Unaudited)
                                                 December 31,     March 31,
                                                    2001            2001
                                                 ------------     ---------
ASSETS
Trade accounts receivable, net (e)                $   62,818     $  143,129
Inventories, net                                     154,534        155,024
Deferred income tax asset, net                        10,394         10,143
Prepaids and other current assets                     23,572         25,549
                                                   ---------      ---------
    TOTAL CURRENT ASSETS                             251,318        333,845

Property, plant and equipment, net                   697,387        704,646
Goodwill                                             384,099        440,057
Other non-current assets, net                        113,220        102,742
                                                   ---------      ---------
    TOTAL ASSETS                                  $1,446,024     $1,581,290
                                                   =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                           $   60,560     $   76,337
Accrued expenses and other current liabilities       122,558        130,873
Current portion of long-term debt                      7,793         72,945
                                                   ---------      ---------
    TOTAL CURRENT LIABILITIES                        190,911        280,155

Long-term debt (e)                                   572,116        620,664
Deferred income taxes                                169,029        161,176
Other non-current liabilities                         30,210         22,446

Stockholders' equity                                 483,758        496,849
                                                   ---------      ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $1,446,024     $1,581,290
                                                   =========      =========

See attached notes.

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Notes:

(a) In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. In August 2001, the Company announced that it adopted SFAS 142 retroactive to April 1, 2001, as permitted under the Statement.
   Accordingly, results for the three and nine month periods ended December 31, 2001 do not include goodwill amortization. For comparability to the current fiscal year, pro forma results reflect the three and nine months ended December 31, 2000 adjusted to exclude the amortization of goodwill. The following represents the results as reported for the three and nine months ended December 31, 2000:

                                Three Months Ended   Nine Months Ended
                                December 31, 2000    December 31, 2000
                                ------------------   -----------------
            Operating income:
             Distribution              $22,038              $74,761
             Gas Operations              4,204               15,570
                                        ------               ------
              Total Operating income    26,242               90,331
                                        ------               ------

            Equity in earnings of
             unconsolidated affiliates     455                2,306

            Net earnings               $ 6,676              $26,895
                                        ======               ======

            Basic earnings per share   $   .10              $   .41
            Diluted earnings per share $   .10              $   .40

(b) Other income, net, for the three and nine months ended December 31, 2001 includes a net non-recurring gain of approximately $1.9 million ($120 thousand after-tax). The net non-recurring gain consisted of a $7.4 million gain on the divestiture of two nitrous oxide plants partially offset by a $1.9 million loss resulting from an indemnity claim against a prior period divestiture and a $3.6 million charge to write down a business unit held for sale to its net realizable value.

(c) In connection with the adoption of SFAS 142, the Company performed an evaluation of goodwill, which indicated that goodwill of one reporting unit, our tool business, was impaired. Accordingly, the Company recognized a $59 million non-cash charge recorded retroactive to April 1, 2001 as the cumulative effect of a change in accounting principle for the write-down of goodwill to its fair value. The impaired goodwill was not deductible for taxes, and consequently, no tax benefit was recorded in relation to the $59 million charge.

(d) Net earnings and per share amounts, adjusted to exclude the item described in note (c) above.

(e) The Company participates in a securitization agreement with two commercial banks to sell up to $150 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company's revolving credit facilities. The amount of outstanding receivables under the agreement was $139 million and $73 million at December 31, 2001 and March 31, 2001, respectively.